Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS

16% INCREASE IN Q2 EARNINGS PER SHARE

VERSUS LAST YEAR

***

Company Announces 7% Increase in Regular Quarterly Cash Dividend

•

Q2 Fiscal 2013 Diluted EPS of $0.44, an increase of 16% over last year’s Q2 Diluted EPS of $0.38, and at the top end of prior guidance range of $0.38-$0.44 provided on January 31, 2013. On April 11, 2013, the Company announced that it expected its Q2 earnings to be in the top half of its prior guidance range.

•	First six months Fiscal 2013 Diluted EPS of $0.73, an increase of 33% over last year’s first six months Diluted EPS of $0.55

•

Projected full year Fiscal 2013 Diluted EPS of $1.61-$1.74, a projected increase of between 10% and 19% over Fiscal 2012 full year Diluted EPS of $1.46, and compared to prior EPS guidance of $1.58-$1.74

•	Projected full year Fiscal 2013 free cash flow of between $25 and $33 million, compared to prior guidance of between $24 and $33 million

•	Regular quarterly cash dividend increased by 7.1%, to $0.1875 per share ($0.75 per share annualized) from $0.175 per share ($0.70 per share annualized), with next dividend payable June 28, 2013

Philadelphia, PA, April 25, 2013 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the second quarter of fiscal 2013, which ended March 31, 2013. The Company’s diluted earnings per share for its second quarter fiscal 2013 increased 16% compared to the prior year, and were at the top end of its January 31, 2013 earnings guidance range. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.1875 per share payable June 28, 2013, representing an increase of 7.1% compared to the Company’s previous quarterly dividend amount.

DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2013 RESULTS	Page 2

Second Quarter Fiscal 2013 Financial Results

•

Net income for the second quarter of fiscal 2013 was $5.9 million, an increase of 18% compared to net income of $5.0 million for the second quarter of fiscal 2013. Diluted earnings per share for the second quarter of fiscal 2013 was $0.44, an increase of 16% compared to $0.38 for the second quarter of fiscal 2012. This second quarter fiscal 2013 diluted earnings per share performance was at the top end of the Company’s prior guidance range of $0.38-$0.44 provided in its January 31, 2013 press release.

•

Adjusted EBITDA was $13.7 million for the second quarter of fiscal 2013, a 6.6% increase compared to the $12.9 million of Adjusted EBITDA for the second quarter of fiscal 2012. Adjusted EBITDA is defined in the financial tables at the end of this press release.

•

Net sales for the second quarter of fiscal 2013 decreased 2.1% to $134.9 million from $137.8 million for the second quarter of fiscal 2012. The decrease in sales for the second quarter of fiscal 2013 compared to fiscal 2012 resulted primarily from decreased sales due to the closure of all of the Company’s remaining leased departments within Babies“R“Us® stores during the month of October 2012, and decreased sales related to the Company’s continued efforts to close underperforming stores, partially offset by an increase in comparable sales. The net sales of $134.9 million for the second quarter were within the Company’s guidance range of $134 to $138 million provided in January 2013.

•

Comparable sales (which include Internet sales) for the second quarter of fiscal 2013 increased 1.6% compared to a comparable sales increase of 3.2% for the second quarter of fiscal 2012. The comparable sales increase of 1.6% during the second quarter of fiscal 2013 was within the Company’s guidance range for a comparable sales increase of between 0.5% and 3.5%. Adjusting for the calendar timing shift, as described later in this press release, the Company’s adjusted comparable sales increased 2.4% for the second quarter of fiscal 2013 and increased 0.7% for the second quarter of fiscal 2012. The Company’s Internet sales, which are included in the Company’s comparable sales, increased 5% for the second quarter of fiscal 2013 on a reported basis (and increased 7% after adjusting for the calendar timing shift), on top of a 39% increase in the second quarter of fiscal 2012.

First Six Months of Fiscal 2013 Financial Results

•

Net income for the first six months of fiscal 2013 was $9.7 million, a 34% increase compared to net income of $7.2 million for the first six months of fiscal 2012. Diluted earnings per share for the first six months of fiscal 2013 was $0.73, a 33% increase compared to $0.55 for the first six months of fiscal 2012.

•	Adjusted EBITDA was $24.5 million for the first six months of fiscal 2013, a 15% increase compared to the $21.2 million of Adjusted EBITDA for the first six months of fiscal 2012.

•

Net sales for the first six months of fiscal 2013 decreased 1.5% to $270.1 million from $274.1 million for the first six months of fiscal 2012. The decrease in sales for the first six months of fiscal 2013 compared to fiscal 2012 resulted primarily from decreased sales due to the closure of all of the Company’s remaining leased departments within Babies“R“Us® stores during the month of October 2012, and decreased sales related to the Company’s continued efforts to close underperforming stores, partially offset by an increase in comparable sales.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2013 RESULTS	Page 3

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Comparable sales (which include Internet sales) for the first six months of fiscal 2013 increased 1.9% compared to a comparable sales decrease of 0.6% for the first six months of fiscal 2012. Adjusting for the calendar timing shift, the Company’s adjusted comparable sales increased 3.1% for the first six months of fiscal 2013 and decreased 1.6% for the first six months of fiscal 2012. The Company’s Internet sales increased 11% for the first six months of fiscal 2013, on top of a 35% increase for the first six months of fiscal 2012.

Financing and Related Activities

•

On April 3, 2013, the Company repaid the remaining $1.8 million principal amount of its debt that existed at the end of the second quarter of fiscal 2013. Giving effect to this $1.8 million debt repayment, the Company currently has no debt outstanding.

•

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.1875 per share, payable June 28, 2013 to stockholders of record at the close of business on June 7, 2013. The dividend reflects an increase of 7.1%, to a $0.75 per share annual dividend rate from the previous $0.70 annual dividend rate (previous quarterly dividend amount of $0.175 per share).

Retail Locations

The tables below summarize store opening and closing activity for the second quarter and first six months of fiscal 2013 and 2012, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. In connection with the Company’s new broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies“R“Us stores in late October 2012 and began to open leased departments in select buybuy BABY® stores. The decrease in leased department locations at the end of March 2013 compared to March 2012 predominantly reflects this change of partners in October 2012. According to Bed Bath & Beyond Inc.’s latest public disclosure, as of April 10, 2013 there are 83 buybuy BABY stores. As of March 31, 2013, the Company operates leased departments in 14 of these stores. Over time, the Company expects to significantly increase the number of buybuy BABY stores in which it has a maternity apparel leased department.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2013 RESULTS	Page 4

	Second Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

Store Openings (1)
Total	8	4	10	4
Multi-Brand Store Openings	4	3	6	3

Store Closings (1)
Total	16	17	22	19
Closings Related to Multi-Brand Store Openings	5	6	7	6

Period End Retail Location Count (1)
Stores	613	643	613	643
Leased Department Locations	1,262	1,384	1,262	1,384

Total Retail Locations (1)	1,875	2,027	1,875	2,027

(1)	Excludes international franchised locations.

	Second Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

International Franchised Location Openings
Stores	—	—	1	—
Shop-in-Shop Locations	3	18	22	31

Total International Franchised Location Openings	3	18	23	31

International Franchised Location Closings
Stores	—	1	1	1
Shop-in-Shop Locations	—	1	1	2

Total International Franchised Location Closings	—	2	2	3

Period End International Franchised Location Count
Stores	16	14	16	14
Shop-in-Shop Locations	124	80	124	80

Total International Franchised Locations	140	94	140	94

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2013 RESULTS	Page 5

Comparable Sales Data

Comparable sales data (which includes Internet sales) for the second quarter and first six months of fiscal 2013 and 2012 is presented in the table below.

	Second Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
	% increase (decrease)		% increase (decrease)
Comparable Sales
Reported basis	1.6%	3.2%	1.9%	(0.6)%
Adjusted for calendar timing shift	2.4%	0.7%	3.1%	(1.6)%

Please refer to the section entitled “Days Adjustment Calendar Shift” later in this press release for a description of adjusted comparable sales.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “We are pleased with our continued positive momentum in delivering increases in earnings and comparable sales during the second quarter, despite very unfavorable weather conditions for the month of March. Our second quarter fiscal 2013 diluted earnings per share of $0.44 were 16% higher than last year’s second quarter diluted earnings of $0.38 per share, and were at the top end of our prior earnings guidance range of $0.38 to $0.44 per share that we provided in our January 31, 2013 press release. This represents our third consecutive quarter of achieving both a comparable sales increase and a significant increase in earnings over the prior year, showing the continued progress we have made with our sales initiatives, while maintaining strong operational and expense discipline. Our progress in improving our comparable sales results can be seen by our adjusted comparable sales increases of 2.4% for the second quarter and 3.1% for the first six months of fiscal 2013, both adjusted for the calendar timing shift as described later in this press release.

“Our total sales of $134.9 million for the second quarter were within our sales guidance range of $134 to $138 million provided in our January 31 press release, primarily due to our reported comparable sales increase of 1.6%, which was within our guidance range for a comparable sales increase of between 0.5% and 3.5% for the quarter. We believe that our sales for the month of March and for the second quarter as a whole were negatively impacted by unseasonably cold weather in March 2013 throughout many regions of the United States, especially compared to the significantly warmer Spring-like weather of March 2012. Nonetheless, we still were able to deliver sales within our guidance range which, combined with our continued tight management of expenses, enabled us to achieve earnings results at the top end of our guidance range.”

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2013 RESULTS	Page 6

Financing and Related Activities

“We continue to use our strong free cash flow to generate shareholder value. In April 2013 we repaid the remaining $1.8 million principal amount of our debt. This completes a dramatic decrease in our financial leverage through use of our operating cash flow, with our total debt decreasing from $118 million to $0 over the past six and a half years. Given our strong balance sheet, with the complete repayment of our outstanding debt, and our strong projected cash flow, we believe the total return to our stockholders will be further enhanced by increasing our regular quarterly cash dividend. As a result, our Board of Directors has declared a regular quarterly cash dividend of $0.1875 per share payable June 28, 2013, which represents a 7.1% increase from our previous quarterly dividend rate of $0.175 per share and an annual dividend rate of $0.75 per share compared to our previous annual rate of $0.70 per share.”

Guidance for Fiscal 2013

“Looking forward, we are confident that we can continue to improve our sales performance and position our Company for future growth, by continuing to enhance our merchandise assortments, merchandise presentation, store environment and customer experience, and by continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.”

“Our financial guidance for the full year fiscal 2013 is as follows:

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Net sales in the $535 to $542 million range, representing a projected sales change of between a decrease of 1.2% and an increase of 0.1% compared to fiscal 2012 net sales of $541.5 million. This sales guidance range is based on a projected comparable sales increase of between 1.5% and 3.0%.

•	Gross margin for fiscal 2013 is expected to increase between 50 and 80 basis points compared to fiscal 2012.

•

Total selling, general and administrative (SG&A) expenses are planned to be modestly lower to nearly flat compared to fiscal 2012 in dollar terms and nearly flat compared to fiscal 2012 as a percentage of net sales. The projected SG&A expenses for the full year reflect increased marketing expenses, additions of talent to drive sales, and increased variable incentive compensation expense, as well as inflationary expense increases, partially offset by continued tight expense controls and additional cost reductions.

•	Operating income in the $35.7 to $38.6 million range, a projected increase of between 8% and 17% compared to fiscal 2012 operating income of $33.1 million.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2013 RESULTS	Page 7

•	Diluted earnings per share of between $1.61 and $1.74 per share for fiscal 2013, a projected increase of between 10% and 19% compared to diluted earnings per share of $1.46 per share for fiscal 2012.

•	Adjusted EBITDA in the $52.6 to $55.5 million range, a projected increase of between 5% and 11% compared to the fiscal 2012 Adjusted EBITDA of $49.9 million.

•

Open 15 to 18 new stores during the year, including 9 to 10 new multi-brand Destination Maternity stores, and close approximately 33 to 41 stores, with 12 to 14 of these planned store closings related to openings of new Destination Maternity stores.

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Capital expenditures planned at between $16 and $20 million compared to fiscal 2012 capital expenditures of $9.3 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $13.0 million and $16.5 million, compared to $6.1 million in fiscal 2012. Our planned capital expenditures include significant investments for store enhancements, as well as continued investments in systems, distribution center efficiency projects, and new stores.

•	Inventory at fiscal 2013 year end planned to be approximately 3% to 6% lower than fiscal 2012 year end.

•

Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of between $25 and $33 million for the full year fiscal 2013, a slight increase compared to prior guidance of between $24 and $33 million, and a projected decrease from fiscal 2012 free cash flow of $33.4 million due to higher planned capital expenditures. Based on the Company’s new current quarterly dividend rate of $0.1875 per share, the dividend will use approximately $9.8 million of cash flow for fiscal 2013, and uses approximately $10.1 million on a pro forma annualized basis.

“Our financial guidance for the third quarter of fiscal 2013 is as follows:

•	Net sales in the $138 to $142 million range.

•	A projected comparable sales increase of 2% to 5% on a reported basis.

•	Diluted earnings per share of between $0.56 and $0.64 per share, a projected increase of between 8% and 23% compared to diluted earnings per share of $0.52 for the third quarter of fiscal 2012.”

Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

a.	Increase comparable sales, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing and advertising.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2013 RESULTS	Page 8

b.	Reduce our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus.

c.	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time; and

d.	Continue to close underperforming stores.

3.	In addition to achieving increased comparable sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

a.	International expansion.

b.	Potential growth of our leased department and licensed relationships.

c.	Increased utilization of the Internet to drive sales, targeting both increased direct Internet sales and enhanced web marketing initiatives to drive store sales.

d.	Selective new store openings and relocations in the U.S. and Canada; and

e.	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.”

Mr. Krell concluded, “While we recognize that over the past four to five years we have faced the dual challenges of a deep recession followed by a weak recovery, as well as a 9% decrease in annual births in the United States since 2007, we remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. We are pleased with our improved sales trend over the past three quarters, and we are confident in our ability to continue to manage our business through this uncertain consumer environment, to continue to improve our sales performance, and to continue to make progress towards our key corporate goals.”

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2013 RESULTS	Page 9

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday. Thus, for each calendar quarter, there is a “days adjustment calendar shift” which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week. In order to quantify and eliminate the effect on reported comparable sales results of the “days adjustment calendar shift”, the Company also presents comparable sales on an adjusted basis. For the second quarter of fiscal 2013, adjusted comparable sales were measured for the period Tuesday January 1, 2013 through Sunday March 31, 2013 compared to the period Tuesday January 3, 2012 through Sunday April 1, 2012. The calendar shift unfavorably impacted the Company’s reported comparable sales for the second quarter of fiscal 2013 by 0.8 percentage points, primarily as a result of having one less day in the quarter versus the second quarter of fiscal 2012, due to 2012 being a leap year. Thus, adjusted comparable sales for the second quarter of fiscal 2013 increased 2.4%, compared to the reported comparable sales increase of 1.6%. For the first six months of fiscal 2013, adjusted comparable sales were measured for the period Monday October 1, 2012 through Sunday March 31, 2013 compared to the period Monday October 3, 2011 through Sunday April 1, 2012. The calendar shift unfavorably impacted the Company’s reported comparable sales for the first six months of fiscal 2013 by 1.2 percentage points, primarily as a result of: (1) having one less Saturday versus the first six months of fiscal 2012, and (2) having one less day versus the first six months of fiscal 2012 due to the leap year in 2012. Thus, adjusted comparable sales for the first six months of fiscal 2013 increased 3.1%, compared to the reported comparable sales increase of 1.9%. For the second quarter and first six months of fiscal 2012, the Company estimates the calendar shift favorably impacted its reported comparable sales by approximately 2.5 and 1.0 percentage points, respectively.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2013 earnings and future financial guidance. You can participate in this conference call by calling (866) 515-2910 in the United States and Canada or (617) 399-5124 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “33950618.” In the event that you are unable to participate in the call, a replay will be available through Thursday, May 9, 2013 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “50683745.”

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2013 RESULTS	Page 10

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of March 31, 2013, Destination Maternity operates 1,875 retail locations, including 613 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,262 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at over 1,100 Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of March 31, 2013, Destination Maternity has 140 international franchised locations, including 124 shop-in-shop locations and 16 Destination Maternity branded stores.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to generate sufficient free cash flow to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	Second Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

Net sales	$134,859	$137,792	$270,123	$274,142
Cost of goods sold	61,879	64,031	125,975	130,775

Gross profit	72,980	73,761	144,148	143,367
Gross margin	54.1%	53.5%	53.4%	52.3%
Selling, general and administrative expenses (SG&A)	63,026	64,636	127,275	129,715
SG&A as a percentage of net sales	46.7%	46.9%	47.1%	47.3%
Store closing, asset impairment and asset disposal expenses	272	560	734	997

Operating income	9,682	8,565	16,139	12,655
Interest expense, net	127	344	327	744
Loss on extinguishment of debt	—	—	9	10

Income before income taxes	9,555	8,221	15,803	11,901
Income tax provision	3,678	3,242	6,084	4,659

Net income	$5,877	$4,979	$9,719	$7,242

Net income per share – basic	$0.44	$0.38	$0.73	$0.55

Average shares outstanding – basic	13,273	13,074	13,231	13,049

Net income per share – diluted	$0.44	$0.38	$0.73	$0.55

Average shares outstanding – diluted	13,402	13,248	13,373	13,221

Supplemental information:
Net income, as reported	$5,877	$4,979	$9,719	$7,242
Add: stock-based compensation expense, net of tax	501	382	934	739
Add: loss on extinguishment of debt, net of tax	—	—	6	6

Adjusted net income, before stock-based compensation expense and loss on extinguishment of debt	$6,378	$5,361	$10,659	$7,987

Adjusted net income per share – diluted, before stock-based compensation expense and loss on extinguishment of debt	$0.48	$0.40	$0.80	$0.60

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$13,803	$22,376
Restricted cash	2,082	—
Trade receivables, net	15,079	13,197
Inventories	85,752	88,754
Deferred income taxes	7,607	7,557
Prepaid expenses and other current assets	6,072	4,220

Total current assets	130,395	136,104
Property, plant and equipment, net	50,694	51,078
Other assets	13,669	12,462

Total assets	$194,758	$199,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$—	$—
Current portion of long-term debt	1,830	15,257
Accounts payable	21,295	21,987
Accrued expenses and other current liabilities	38,069	35,544

Total current liabilities	61,194	72,788
Deferred rent and other non-current liabilities	21,656	21,884

Total liabilities	82,850	94,672
Stockholders’ equity	111,908	104,972

Total liabilities and stockholders’ equity	$194,758	$199,644

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2013	September 30, 2012	March 31, 2012

Cash and cash equivalents	$13,803	$22,376	$28,132
Restricted cash	2,082	—	—
Inventories	85,752	88,754	81,836
Property, plant and equipment, net	50,694	51,078	52,625
Line of credit borrowings	—	—	—
Total debt	1,830	15,257	25,892
Net cash (1)	14,055	7,119	2,240
Stockholders’ equity	111,908	104,972	96,422

(1)	Net cash represents cash and cash equivalents and restricted cash minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended March 31,
	2013	2012
Operating Activities
Net income	$9,719	$7,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,170	6,319
Stock-based compensation expense	1,496	1,180
Loss on impairment of long-lived assets	688	973
(Gain) loss on disposal of assets	(4)	104
Loss on extinguishment of debt	9	10
Deferred income tax (benefit) provision	(1,061)	305
Amortization of deferred financing costs	102	56
Changes in assets and liabilities:
(Increase) decrease in:
Trade receivables	(1,882)	(3,891)
Inventories	3,001	8,529
Prepaid expenses and other current assets	(1,852)	1,996
Other non-current assets	42	(41)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	1,475	3,676
Deferred rent and other non-current liabilities	125	(339)

Net cash provided by operating activities	18,028	26,119

Investing Activities
Capital expenditures	(5,951)	(3,894)
Additions to intangible assets	(188)	(105)

Net cash used in investing activities	(6,139)	(3,999)

Financing Activities
Decrease in cash overdraft	232	876
Increase in restricted cash	(2,082)	—
Repayment of long-term debt	(13,427)	(5,450)
Deferred financing costs paid	(906)	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(615)	(55)
Cash dividends paid	(4,725)	(4,648)
Proceeds from exercise of stock options	492	13
Excess tax benefit from exercise of stock options and restricted stock vesting	576	—

Net cash used in financing activities	(20,455)	(9,264)

Effect of exchange rate changes on cash and cash equivalents	(7)	(9)

Net (Decrease) Increase in Cash and Cash Equivalents	(8,573)	12,847
Cash and Cash Equivalents, Beginning of Period	22,376	15,285

Cash and Cash Equivalents, End of Period	$13,803	$28,132

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Second Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

Net income	$5,877	$4,979	$9,719	$7,242
Add: income tax provision	3,678	3,242	6,084	4,659
Add: interest expense, net	127	344	327	744
Add: loss on extinguishment of debt	—	—	9	10

Operating income	9,682	8,565	16,139	12,655
Add: depreciation and amortization expense	3,081	3,109	6,170	6,319
Add: loss on impairment of long-lived assets	195	517	688	973
Add: (gain) loss on disposal of assets	(14)	95	(4)	104
Add: stock-based compensation expense	803	610	1,496	1,180

Adjusted EBITDA (1)	$13,747	$12,896	$24,489	$21,231

Net sales	$134,859	$137,792	$270,123	$274,142

Operating income margin (operating income as a percentage of net sales)	7.2%	6.2%	6.0%	4.6%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	10.2%	9.4%	9.1%	7.7%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) (gain) loss on disposal of assets; and (iv) stock-based compensation expense.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Consolidated Statement of Income

For the Twelve Months Ended March 31, 2013

(in thousands, except percentages and per share data)

(unaudited)

Net sales	$537,457
Cost of goods sold	245,965

Gross profit	291,492
Gross margin	54.2%
Selling, general and administrative expenses (SG&A)	253,183
SG&A as a percentage of net sales	47.1%
Store closing, asset impairment and asset disposal expenses	1,720

Operating income	36,589
Interest expense, net	798
Loss on extinguishment of debt	21

Income before income taxes	35,770
Income tax provision	13,921

Net income	$21,849

Net income per share – basic	$1.66

Average shares outstanding – basic	13,187

Net income per share – diluted	$1.64

Average shares outstanding – diluted	13,343

Supplemental information:
Net income	$21,849
Add: stock-based compensation expense, net of tax	1,667
Add: loss on extinguishment of debt, net of tax	14

Adjusted net income, before stock-based compensation expense and loss on extinguishment of debt	$23,530

Adjusted net income per share – diluted, before stock-based compensation expense and loss on extinguishment of debt	$1.76

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income to Adjusted EBITDA

and Operating Income Margin to Adjusted EBITDA Margin

For the Twelve Months Ended March 31, 2013

(in thousands, except percentages)

(unaudited)

Net income	$21,849
Add: income tax provision	13,921
Add: interest expense, net	798
Add: loss on extinguishment of debt	21

Operating income	36,589
Add: depreciation and amortization expense	12,296
Add: loss on impairment of long-lived assets	1,591
Add: loss on disposal of assets	7
Add: stock-based compensation expense	2,673

Adjusted EBITDA	53,156

Net sales	$537,457

Operating income margin (operating income as a percentage of net sales)	6.8%

Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	9.9%

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Stock-based Compensation Expense and

Loss on Extinguishment of Debt

(unaudited)

	Projected for the Year Ending September 30, 2013	Actual for the Year Ended September 30, 2012

Net income per share – diluted (1)	$1.61 to 1.74	$1.46
Add: per share effect of stock-based compensation expense	0.13	0.11
Add: per share effect of loss on extinguishment of debt	0.00	0.00

Adjusted net income per share – diluted, before stock-based compensation expense and loss on extinguishment of debt (1)	$1.74 to 1.87	$1.57

(1)	Projected net income and projected adjusted net income per share – diluted for the year ending September 30, 2013 are based on approximately 13.4 million projected average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Stock-based Compensation Expense

(unaudited)

	Projected for the Third Quarter Ending June 30, 2013	Actual for the Third Quarter Ended June 30, 2012

Net income per share – diluted (1)	$0.56 to 0.64	$0.52
Add: per share effect of stock-based compensation expense	0.02	0.03

Adjusted net income per share – diluted, before stock-based compensation expense (1)	$0.58 to 0.66	$0.55

(1)	Projected net income and projected adjusted net income per share – diluted for the third quarter ending June 30, 2013 are based on approximately 13.5 million projected average diluted shares outstanding.

Reconciliation of Net Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the Year Ending September 30, 2013 (1)	Actual for the Year Ended September 30, 2012

Net income	$21.6 to 23.4	$19.4
Add: income tax provision	13.5 to 14.7	12.5
Add: interest expense, net	0.5	1.2
Add: loss on extinguishment of debt	0.0	0.0

Operating income	35.7 to 38.6	33.1
Add: depreciation and amortization expense	12.6	12.4
Add: loss on impairment of long-lived assets and loss on disposal of assets	1.6	2.0
Add: stock-based compensation expense	2.8	2.4

Adjusted EBITDA	$52.6 to 55.5	$49.9

(1)	Components do not add to total due to rounding.

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